Exhibit 10.1

EXECUTIVE TRANSITION AND SEPARATION AGREEMENT

This EXECUTIVE TRANSITION AND SEPARATION AGREEMENT (the “Agreement”), dated as of January 14, 2022 (the “Effective Date”), is entered into by and among Matthew McLaughlin (“Executive”), DoubleVerify Inc., a Delaware corporation (the “Company”) and solely for purposes of Section 1(e), DoubleVerify Holdings, Inc., a Delaware corporation (“Holdings”, and, together with Executive and the Company, the “Parties”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Employment Agreement between Executive and the Company, dated as of December 31, 2020 (the “Employment Agreement”).

WHEREAS, Executive is currently employed by the Company pursuant to the terms and conditions of the Employment Agreement;

WHEREAS, Executive and the Company have mutually agreed that Executive’s employment will terminate in accordance with the terms of this Agreement; and

WHEREAS, to encourage Executive’s continued attention and dedication to the business of the Company through the date of his termination, the Company and Holdings agree to provide certain payments and benefits to Executive under the circumstances described herein.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1.Transition and Separation Benefits.

(a)Through March 31, 2022, you will continue to serve as the Company’s Chief Operating Officer at your current Base Salary and remain eligible for your Bonus for 2021 in accordance with the terms of your Employment Agreement and Company policy. Effective as of April 1, 2022 (the “Transition Date”), Executive will resign as, and will no longer serve as, the Company’s Chief Operating Officer, but will remain a full-time employee of the Company from the Transition Date until July 1, 2022 (the “Termination Date”).  From the period commencing on the Transition Date and ending on the Termination Date (the “Transition Period”), your primary work location will be your home office in Severna Park, Maryland and Executive shall provide such reasonable transition and other services as are requested by the Company’s Chief Executive Officer, including, without limitation, those set forth on Exhibit A hereto.  Executive will continue to receive (i) his Base Salary as provided under the Employment Agreement and (ii) the benefits set forth in Section 2.01(D) of the Employment Agreement, in each case for the duration of the Transition Period.  Effective as of the Termination Date, Executive’s employment with the Company shall cease.

(b)Executive’s termination of employment on the Termination Date will, for purposes of Section 4.02(B) of the Employment Agreement, be deemed to be a termination of Executive’s employment by the Company without Cause and will entitle Executive to the payments and benefits set forth therein in accordance with the terms of the Employment Agreement.  Notwithstanding Section 4.02(B) of the Employment Agreement, the severance payments described in clause (b) of Section 4.02(B) shall commence on the Company’s first regular payroll date following the Termination Date.

(c)In addition to the payments and benefits set forth in Section 4.02(B) of the Employment Agreement, the Company will (i) continue to pay Executive his Base Salary and (ii) continue to provide the medical benefits described in Section 4.02(B)(c) of the Employment Agreement, in each case for the three-month period commencing on the one-year anniversary of the Termination Date (subject to termination of those medical benefits if Executive obtains comparable alternative medical benefits).

(d)Executive acknowledges and agrees that (i) in order to receive continued medical benefits pursuant to Section 4.02(B)(c) of the Employment Agreement and Section 1(c) of this Agreement, he must timely elect to continue medical, vision and dental coverage in accordance with the continuation requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for coverage beginning on the first day of the month following the month in which the Termination Date falls, (ii) the Company may satisfy its obligations under Section 4.02(B)(c) of the Employment Agreement by paying Executive, in addition to his monthly severance payments under the Employment Agreement, an amount equal to the employer portion of the monthly premium which it pays on behalf of active employees (the “COBRA Payments”).  During the time period that the Company is making the COBRA Payments to Executive, Executive shall be responsible for making all COBRA premium payments himself.

(e)Executive and Holdings acknowledge and agree that Executive’s termination of employment on the Termination Date will, for purposes of the Restricted Stock Unit Award Agreement effective as of December 27, 2020, entered into by and between Holdings and Executive (the “December 2020 RSU Agreement”), be treated as a termination without Cause and result in full vesting of the Restricted Stock Units granted thereunder as set forth therein.  For the avoidance of doubt, the Restricted Stock Units granted to Executive pursuant to the Restricted Stock Unit Award Agreement effective as of April 1, 2020, entered into by and between Holdings and Executive (the “April 2020 RSU Agreement”), shall vest in accordance the terms of the April 2020 RSU Agreement.

2.Conditions to Receipt of Benefits; Clawback.

(a)Executive’s entitlement to the payments and benefits set forth in Section 1 of this Agreement shall be subject to Executive’s reasonably diligent, good faith efforts to perform Executive’s duties and transition responsibilities as directed by the Chief Executive Officer of the Company, through the Termination Date.  By entering this Agreement and accepting the payments and benefits provided to him hereunder, Executive expressly acknowledges and agrees that (i) he consents to the changes in his title, position, authority and duties, as well as his reporting relationship, as of the Transition Date, as contemplated by this Agreement and (ii) as a result, under no circumstances will such changes constitute Good Reason for purposes of the Employment Agreement.

(b)Nothing herein shall limit the Company’s ability to terminate Executive with Cause at any time. If following the date hereof and prior to the Termination Date, Executive’s employment is terminated by the Company for Cause or Executive resigns without Good Reason

(as modified by Section 2(a) of this Agreement), Executive shall forfeit any and all payments and benefits to be provided to him pursuant to Section 1.  The Company may, at any time prior to the Termination Date, elect to place Executive on garden leave, and during any period of garden leave the Company may (i) cease to provide work for Executive, or require Executive to perform only such duties, specific projects or tasks expressly assigned to Executive by the Company, and (ii) require Executive to refrain from entering the Company’s offices, and contacting employees, customers, suppliers and professional contacts of the Company or any of its affiliates other than in a purely social capacity.  Any decision by the Company to place Executive on garden leave shall not be construed or interpreted as a termination of employment by the Company without Cause or by Executive for Good Reason or accelerate any obligation to provide Executive with the separation pay and benefits hereunder. If the Company elects to place Executive on garden leave, Executive will remain a full-time employee of the Company during such period (including, for the avoidance of doubt, for purposes of determining the expiration of the Restricted Period (as defined in the Employment Agreement)).

(c)By accepting the opportunity to receive the payments and benefits set forth in this Agreement, Executive hereby reaffirms the restrictive covenants set forth in Article V of the Employment Agreement (the “Executive Covenants”), each of which are hereby incorporated by reference herein.  Executive hereby confirms that Executive is and has been in compliance with all terms and conditions of (i) the Executive Covenants and (ii) the material terms of any other individual written agreement between Executive and the Company and/or any of its affiliates.  Executive acknowledges and agrees that he shall be bound by the terms of such covenants in accordance with their terms following any termination of his employment, including if the payments and benefits hereunder are forfeited in accordance with the terms of this Agreement.  In the event that Executive (i) breaches an Executive Covenant, which breach is not cured to the reasonable satisfaction of the Company within fifteen (15) days after the Company delivers written notice to Executive that identifies and describes the alleged breach in reasonable detail, or (ii) brings a claim or suit (or threatens to bring a claim or suit) against the Company, Holdings or any third-party beneficiary of the Release Agreement (as defined below) with respect to a claim he released in Exhibit B, then in addition to any other penalties or restrictions that may apply under any such agreement, applicable law, or otherwise, any payments or benefits being provided to Executive will cease immediately, Executive will not be entitled to any further compensation from the Company or Holdings, and all payments and benefits provided to Executive hereunder shall be subject to forfeiture, clawback and offset, and Executive shall be required to repay any such amounts to the Company previously received by him.

(d)Executive shall not be entitled to receive the benefits set forth in Section 4.02(B) of the Employment Agreement unless and until Executive has executed a general release of claims in favor of Holdings, the Company and each of their respective affiliates in the form attached hereto as Exhibit B (the “Release Agreement”), which release must be executed and become irrevocable by Executive within twenty-eight (28) days following the date hereof.  Furthermore, in order to receive the additional severance benefits set forth in Section 1(c) of this Agreement and the vesting benefits set forth in Section 1(d) of this Agreement, Executive must execute a reaffirmation of the Release Agreement in the form attached hereto as Exhibit C, which reaffirmation must be executed and become irrevocable by Executive within twenty-eight

(28) days following the Termination Date (or, if sooner, the first day on which Executive commences garden leave as contemplated by Section 2(b)).

(e)Following the Termination Date and until the second anniversary of the Termination Date, Executive shall make himself reasonably available by telephone or via electronic mail (the manner depending on the demands of the specific projects) to consult, advise and assist in connection with such Company matters as may be requested by senior management of the Company.  Any such cooperation required from Executive shall be reasonable and shall take into account any responsibilities to which Executive is subject pursuant to subsequent employment or otherwise and any policies of any employer of Executive at the time of such request (including conflict of interest policies).  Furthermore, following the Termination Date, Executive shall furnish such information and assistance to the Company as may be reasonably required by the Company in connection with any legal matters or litigation that may arise relating to issues or matters of which Executive had knowledge during his employment with the Company; provided Executive shall not be required provide such information or assistance if to do so would require him to waive a legal privilege or would be adverse to his current business partners’ or employer’s business interests, in each case unless required by court order or subpoena.  The Company will promptly reimburse Executive for all reasonable and documented expenses incurred by Executive in connection with providing this information and assistance.

3.General Provisions.

(a)Complete Agreement.  This Agreement, together with the Release Agreement, the Employment Agreement, the April 2020 RSU Agreement, the December 2020 RSU Agreement and the other equity award agreements entered into between Executive and Holdings pursuant to the DoubleVerify Holdings, Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Plan”), constitutes the entire agreement between Executive, on the one hand, and the Company, Holdings and each of their respective affiliates, on the other hand, concerning the subject matter hereof and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter.  It is entered into without reliance on any promise or representation other than those expressly contained herein.  For the avoidance of doubt, the Employment Agreement is not superseded or modified in any manner by this Agreement, except as expressly provided hereunder.

(b)Continued Effect of Plan Documents and Award Agreements.  Except as expressly set forth herein, all terms and conditions of the April 2020 RSU Agreement, the December 2020 RSU Agreement and any other equity award agreement entered into between Executive and Holdings pursuant to the 2021 Plan and other ancillary documents under the 2021 Plan shall continue to be applicable to Executive’s equity awards granted under such agreements or the 2021 Plan, as applicable.

(c)Employment Status.  This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on the Company or its affiliates any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an “at-will” employee or (iii) to change the policies of the Company or any of its affiliates regarding termination of employment.

(d)Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon Holdings, the Company and their respective successors and assigns.  Except as required by will or by the laws of descent or distribution, no right or interest of Executive under this Agreement shall be assignable or transferable.

(a)Amendments. This Agreement may be amended only in a writing executed by the Parties hereto.

(e)Other Terms.  The provisions of Sections 6.02 (Notice); 6.05 (Section 409A); 6.06 (No Attachment); 6.07 (Source of Payment); 6.08 (No Waiver); 6.09 (Headings); 6.10 (Governing Law; Dispute Resolution); 6.11 (Validity; Severability); 6.12 (Counterparts_; 6.13 (Agreement to Take Actions) and 6.14 (Counsel) of the Employment Agreement shall apply mutatis mutandis to this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date first above written.

DOUBLEVERIFY INC.

By:	/s/ Mark Zagorski
Name:	Mark Zagorski
Title:	Chief Executive Officer

DOUBLEVERIFY HOLDINGS, INC.
(solely in respect of its rights and obligations under Section 1(f))

By:	/s/ Mark Zagorski
Name:	Mark Zagorski
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Matthew McLaughlin
Name:	Matthew McLaughlin